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                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/  Preliminary Proxy Statement                / / Confidential, for Use of
                                                the Commission Only (as
                                                permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material under Rule 14a-12

                           priceline.com Incorporated
   --------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:  __________

(2)  Aggregate number of securities to which transaction applies:  _____________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     _____________________________

(4)  Proposed maximum aggregate value of transaction:  _________________________

(5)  Total fee paid:  _________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:  _________________________________

(2)  Form, Schedule or Registration Statement No.:  ____________________________

(3)  Filing Party:  _________________________________

(4)  Date Filed:  _________________________________

================================================================================

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[PRICELINE.COM(R) LOGO]

                                                                    May __, 2003

Dear Stockholder:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders (the "Annual Meeting") of priceline.com Incorporated (the "Company") to be held at 2:00 p.m. on Monday, June 9, 2003 at the Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854.

     At the Annual Meeting, stockholders will be asked to (i) elect twelve Directors; (ii) approve an amendment to the Company's amended and restated certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-6 to one-to-9; and (iii) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors. The accompanying Notice of 2003 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

     The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors and the reverse stock split of all outstanding shares of common stock of the Company and to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors.

     Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card. ALL STOCKHOLDERS WHO ATTEND THE MEETING WILL BE REQUIRED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER'S LICENSE OR A PASSPORT. We hope you are able to join us on June 9.

                                                     Sincerely,

                                                     /s/ Richard S. Braddock

                                                     Richard S. Braddock
                                                     Chairman of the Board

                                    IMPORTANT

     A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked.

                    IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

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                           PRICELINE.COM INCORPORATED
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MONDAY, JUNE 9, 2003

To the Stockholders of priceline.com Incorporated:

     We hereby notify you that the Annual Meeting of Stockholders of priceline.com Incorporated (the "Company") will be held on Monday, June 9, 2003 at 2:00 p.m. local time at the Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854 for the following purposes:

     1. To elect twelve Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

     2. To approve an amendment to the Company's amended and restated certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-6 to one-to-9.

     3. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for our fiscal year ending December 31, 2003.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     These business items are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on May 8, 2003, as the record date for identifying those stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement of this meeting.

                                      By Order of the Board of Directors

                                      /s/ Peter J. Millones

                                      Peter J. Millones
                                      Executive Vice President, General Counsel and Corporate Secretary

Norwalk, Connecticut

May   , 2003

     All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

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                           PRICELINE.COM INCORPORATED
                                 PROXY STATEMENT
                                TABLE OF CONTENTS

PROXY STATEMENT

         General..........................................................................1

         Solicitation.....................................................................1

         Voting Rights and Outstanding Shares; Approval...................................1

         Revocability of Proxies..........................................................2

         Stockholder Proposals............................................................2

PROPOSAL 1:  ELECTION OF DIRECTORS........................................................2
         Board Committees and Meetings....................................................5

PROPOSAL 2:  APPROVAL OF REVERSE STOCK SPLIT..............................................7
         Introduction.....................................................................7

         Reasons for the Reverse Stock Split..............................................7

         Principal Effects of the Reverse Stock Split.....................................8

         Implementation and Exchange of Stock Certificates................................9

         Certain Federal Income Tax Consequences..........................................10

         Accounting Consequences..........................................................11

         No Appraisal Rights..............................................................11

         Vote and Recommendation..........................................................11

PROPOSAL 3:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS............................11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............................12
         Section 16(a) Beneficial Ownership Reporting Compliance..........................14

DIRECTOR AND EXECUTIVE COMPENSATION.......................................................14
         Compensation of Directors........................................................14

         Compensation of Executive Officers...............................................15

         Summary Compensation Table.......................................................15

         Option Grants Last Fiscal Year...................................................17

         Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values............18

         Other............................................................................18

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
         CHANGE-IN-CONTROL ARRANGEMENTS...................................................18

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...............................20

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS21
         ON EXECUTIVE COMPENSATION........................................................21

PERFORMANCE MEASUREMENT COMPARISON........................................................23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................................24

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS...................................27

AUDITOR INDEPENDENCE......................................................................28

OTHER MATTERS.............................................................................29

                           PRICELINE.COM INCORPORATED
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON MONDAY JUNE 9, 2003

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of priceline.com Incorporated ("we" or "priceline.com" or the "Company") for use at the Annual Meeting of Stockholders to be held on Monday, June 9, 2003, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854. We intend to mail this proxy statement and accompanying proxy card on or about
May 19, 2003 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of priceline.com common stock beneficially owned by others to forward these materials to the beneficial owners of common stock. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials. Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in-person. We will not additionally compensate directors, officers or other regular employees for these services.

VOTING RIGHTS AND OUTSTANDING SHARES; APPROVAL

     Only stockholders of record at the close of business on May 8, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 7, 2003, ________ shares of common stock were outstanding and entitled to vote. Each holder of record of common stock on May 8, 2003 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. A majority of the outstanding shares of common stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

     The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting shall be elected Directors. Holders of common stock are not allowed to cumulate their votes in the election of Directors. To approve the proposed amendment to the priceline.com Incorporated amended and restated certificate of incorporation, a majority of the outstanding shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be required to vote in favor of the proposed amendment. The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE BOARD OF DIRECTOR'S NOMINEES, FOR THE PROPOSED AMENDMENT TO THE PRICELINE.COM INCORPORATED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

REVOCABILITY OF PROXIES

     Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

     - filing a written notice of revocation with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854);

     - filing with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854) a properly executed proxy showing a later date; or

     - attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy). Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal to be included in our proxy statement for our 2004 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is January 19, 2004. However, we advise you to review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     In accordance with the Company's Bylaws, the Board of Directors has fixed the number of Directors constituting the entire Board of Directors, effective after the Annual Meeting, at twelve. The Board of Directors has proposed that the following twelve nominees be elected at the Annual Meeting, each of whom will hold office until his or her successor has been elected and qualified:
RICHARD S. BRADDOCK, JEFFERY H. BOYD, PAUL A. ALLAIRE, RALPH M. BAHNA,
HOWARD W. BARKER, JR., JEFFREY E. EPSTEIN, PATRICIA L. FRANCY, EDMOND TAK
CHUEN IP, DOMINIC KAI MING LAI, MARSHALL LOEB, NANCY B. PERETSMAN AND
IAN F. WADE. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the twelve nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2004 annual meeting and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve.

     The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, shall be elected Directors. Holders of common stock are not allowed to cumulate their votes in the election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

     Set forth below is biographical information for each person nominated to serve as a Director of the Company.

     RICHARD S. BRADDOCK, age 61, has served as Chairman of the Board of Directors of priceline.com since August 1998 and was, most recently, Chief Executive Officer from May 2001 to November 2002. Mr. Braddock was also Chief Executive Officer of priceline.com from August 1998 to May 2000. In March 2003, Mr. Braddock joined Mid Ocean Partners, an independent equity firm, as a partner. From December 1997 to January 1999, he served as the non-executive Chairman of True North Communications, Inc., an advertising company. From September 1996 to August 1997, he served as a special advisor to General Atlantic Partners, LLC, a private equity investment firm. Mr. Braddock was a principal of Clayton, Dubilier & Rice, a private equity fund, from June 1994 through September 1995. He also served as Chief Executive Officer of Medco Containment Services

                                        2
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during 1993. From 1973 to 1992, Mr. Braddock held a variety of positions at
Citicorp and its principal subsidiary, Citibank, N.A., including President and Chief Operating Officer. Mr. Braddock also serves as a director of Eastman Kodak Company, an imaging products company; Cadbury Schweppes plc, a global beverage and confectionery manufacturer; MphasiS-BFL Limited; Lincoln Center for the Performing Arts; and Lennox Hill Hospital and is a trustee of the Cancer Research Institute.

     JEFFERY H. BOYD, age 46, has served as a Director of priceline.com since October 2001. Mr. Boyd has been President of priceline.com since May 2001 and Chief Executive Officer since November 2002. Mr. Boyd was President and Co-Chief Executive Officer from August 2002 to November 2002 and Chief Operating Officer from November 2000 to August 2002. He previously served as Executive Vice President, General Counsel and Secretary of priceline.com from January 2000 to October 2000. In 1995, Mr. Boyd joined Oxford Health Plans, Inc. as its Executive Vice President, General Counsel and Secretary, where he served in such capacities through December 1999.

     PAUL A. ALLAIRE, age 64, has served as a Director of priceline.com since February 1999. Mr. Allaire was Chief Executive Officer of Xerox Corporation, a company offering document processing services and products, from May 2000 to August 2001. Mr. Allaire had previously served as Chief Executive Officer of Xerox Corporation from 1990 to May 1999. Mr. Allaire retired as Chairman of the Board and as a director of Xerox Corporation in December 2001. Since 1991, he was the Chairman of the Board of Directors and the Chairman of the Executive Committee of Xerox Corporation. Mr. Allaire serves as a director of Lucent Technologies Inc., a global communications systems and software company; and Glaxo SmithKline, a healthcare company. Mr. Allaire is a member of the Business Council and is a member of the board of directors of the Council on Competitiveness and is Chairman of the Board of the Ford Foundation.

     RALPH M. BAHNA, age 60, has served as a Director of priceline.com since July 1998. Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop an international group of hotels named Club Quarters(TM). Club Quarters are private, city-center facilities designed for the business travelers of cost conscious organizations. Since 1993, Mr. Bahna has served as the Chairman of Club Quarters(TM). From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies. Prior to Cunard, Mr. Bahna was employed by Trans World Airlines, Inc., where he developed and launched its highly successful Ambassador Service.

     HOWARD W. BARKER, JR., age 56, joined the priceline.com Board of Directors in January 2003. Mr. Barker was a partner of the auditing firm KPMG LLP from July, 1982 until September, 2002, when he retired. He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He was on the Board of Governors of the New York City Chapter of the Institute for Internal Auditors from 1985 to 1986 and is currently a member of the Presidents Club of Florida State University. He currently serves as Treasurer and member of the Board of Directors of Senior Services of Stamford and served as President and member of the Board of Directors of the Volunteer Center from 1990 to 1996 and member of the Board of Directors of the Darien United Way and Person to Person from 1997 to 1999 and 1998 to 2000, respectively.

     JEFFREY E. EPSTEIN, age 47, joined the priceline.com Board of Directors in April 2003. Mr. Epstein has been Senior Vice President and Chief Financial Officer of VNU's Media Measurement and Information (MMI) Group, whose businesses include Nielsen Media Research, since March 2002. Mr. Epstein is responsible for all financial functions of VNU's $1 billion MMI Group. MMI Group provides data, research and insight to the world's leading media companies through its businesses, which include Nielsen Media Research, Monitor Plus, SRDS, Scarborough (50%), IMS, MRP, Nielsen//NetRatings and Nielsen Entertainment. In addition to his financial responsibilities, Mr. Epstein is a member of the MMI Group Media Board and Entertainment Board, and is a member of the Board of Directors of NetRatings. From February 1998 to March 2002, Mr. Epstein held senior management positions with DoubleClick, including Chief Financial Officer.

     PATRICIA L. FRANCY, age 57, joined the priceline.com Board of Directors in April 2003. Ms. Francy has been Treasurer & Controller of Columbia University since 1989. She has been affiliated with the University since 1968, and has served as Director of Finance and Director of Budget Operations. She has served on the boards of various University-affiliated not-for-profits, including Reid Hall in Paris, a junior year abroad program and advanced learning center.
Ms. Francy is Director and Treasurer of Outward Bound USA, Expeditionary Learning Outward Bound, and Junior Achievement, Inc. She is Director and former Chair of the Women's

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Economic Round Table. Ms. Francy is also Director of the Siebert Financial
Corporation, one of the nation's first retail discount brokerage firms.

     EDMOND TAK CHUEN IP, age 50, is Cheung Kong (Holdings) Limited's representative on priceline.com's Board of Directors, a position he has held since July 2001. Mr. Ip has been an Executive Director of Cheung Kong (Holdings) Limited since 1993. He is also Deputy Chairman of Cheung Kong Infrastructure Holdings Limited, and an Executive Director of CK Life Sciences Int'l., (Holdings) Inc. and a Non-executive Director of TOM.COM LIMITED. Mr. Ip sits on the board of directors of a number of publicly and privately held companies in Hong Kong. Cheung Kong (Holdings) Limited received the right to select a representative to serve as a member of priceline.com's Board of Directors in connection with Cheung Kong (Holdings) Limited's purchase of priceline.com common stock in July 2001.

     DOMINIC KAI MING LAI, age 49, is one of Hutchison Whampoa Limited's two representatives on priceline.com's Board of Directors, a position he has held since July 2001. Mr. Lai is an Executive Director of Hutchison Whampoa Limited and also the Deputy Chairman of Hutchison Harbour Ring Limited and a Director of Vanda Systems & Communications Holdings Limited. Hutchison Whampoa Limited received the right to select a second representative to serve as a member of priceline.com's Board of Directors in connection with Hutchison Whampoa Limited's purchase of priceline.com common stock in July 2001.

     MARSHALL LOEB, age 73, has served as a Director of priceline.com since July 1998. He is a columnist for, and member of the Advisory Board of, CBS MarketWatch.com, an on-line financial news and analysis service. Mr. Loeb also is a broadcast commentator for the CBS Radio Network. From 1996 to 1999, Mr. Loeb was the Editor of the COLUMBIA JOURNALISM REVIEW. He served as the Managing Editor of Fortune magazine from 1986 to 1994 and as the Managing Editor of Money magazine from 1980 to 1984. He also has served as the Business Editor, Nation Editor and Economy Editor of TIME magazine. Mr. Loeb is a member of the Advisory Board of Bagehot Fellows Program at Columbia University. He is also the author of 14 books, most recently 52 WEEKS TO FINANCIAL FITNESS.

     NANCY B. PERETSMAN, age 49, has served as a Director of priceline.com since February 1999. Since June 1995, she has been a Managing Director and Executive Vice President of Allen & Company LLC, an investment bank. Prior to joining Allen & Company LLC, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc., where she was a Managing Director since 1990.
Ms. Peretsman serves on the Board of Directors for Charter Communications and for several private companies in which Allen & Company LLC has an investment. She is Vice Chairman of the Board of The New School. Ms. Peretsman is a Trustee of the Institute of Advanced Study. Ms. Peretsman served for fourteen years on the Board of Trustees of Princeton University and is currently an Emerita Trustee.

     IAN F. WADE, age 63, is one of Hutchison Whampoa Limited's two representatives on priceline.com's Board of Directors, a position he has held since February 2001. Since March 1982, Mr. Wade has been Group Managing Director of Hutchison Whampoa Limited's A.S. Watson & Co., Limited. Mr. Wade sits on the boards of directors of a number of privately held companies and institutions, including the Board of the Community Chest of Hong Kong and the Hong Kong Red Cross Advisory Committee. Hutchison Whampoa Limited received the right to select a representative to serve as a member of priceline.com's Board of Directors in connection with Hutchison Whampoa Limited's purchase of priceline.com common stock in February 2001.

     Nicholas J. Nicholas, Jr., who is currently a member of the Board of Directors and Chairman of priceline.com's compensation committee, is not standing for re-election at the Annual Meeting. William E. Ford retired as a member of the Board of Directors on January 24, 2003, after five years of service.

     Set forth below is biographical information for each executive officer of the Company (each an "executive officer"), other than executive officers who are nominated to serve as Directors of the Company and whose biographical information is set forth above.

     THOMAS P. D'ANGELO, age 43, has been Senior Vice President, Finance and Controller of priceline.com since October 1997. From April 1993 to October 1997, he was Chief Financial Officer of Direct Travel, Inc., a corporate travel agency. Mr. D'Angelo has spent the last 23 years in the travel industry holding various financial management positions with travel management companies.

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     BRETT KELLER, age 35, has been Chief Marketing Officer of priceline.com since January 2002. He previously served as Senior Vice President, Marketing of priceline.com and in other positions from February 1999 through December 2001. From 1997 to 1999, Mr. Keller served as Director of Online Travel at Cendant.

     PETER J. MILLONES, age 33, is Executive Vice President, General Counsel and Corporate Secretary of priceline.com. Mr. Millones has been General Counsel and Corporate Secretary of priceline.com since January 2001. He previously served as Vice President and Associate General Counsel of priceline.com from March 2000 to January 2001. From September 1995 through March 2000, Mr. Millones was with the law firm of Latham & Watkins.

     ROBERT J. MYLOD JR., age 36, has been the Chief Financial Officer of priceline.com since November 2000. From May 2000 to October 2000, Mr. Mylod was acting Chief Financial Officer for WebHouse Club, Inc., a privately held e-commerce company and a licensee of priceline.com. From January 1999 to May 2000, Mr. Mylod held several different positions within priceline.com's finance department, including Senior Vice President, Finance. Prior to joining priceline.com, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm that manages over $1 billion of institutional capital dedicated to venture capital investments and leveraged buyouts. Mr. Mylod is on the board of directors of Alliance Capital Partners Inc. and Findwhat.com Inc., an Internet search engine.

     RONALD V. ROSE, age 51, has been the Chief Information Officer of priceline.com since March 1999. From September 1995 to March 1999, Mr. Rose served in various capacities with Standard & Poor's, a financial services company, including Chief Technology Officer of Retail Markets. While at Standard & Poor's, Mr. Rose led the development of many Internet initiatives within the Financial Information Services area and chaired the Internet Architecture Council.

     CHRISTOPHER L. SODER, age 43, has been Executive Vice President, Lodging and Vacation Products since July 2002. From February 2000 to July 2002,
Mr. Soder was President of priceline.com's hotel service. Before joining priceline.com, Mr. Soder was Western Region Vice President, Business Markets, for AT&T, where he was responsible for the company's complete technology portfolio sales to over 20,000 business customers across a 10-state region.

     MITCHELL L. TRUWIT, age 34, has been priceline.com's Chief Operating Officer since July 2002. He joined the company in July 1999 as Senior Vice President, Corporate Development and was promoted to Executive Vice President, Operations, in November 2000. Before coming to priceline.com, Mr. Truwit was Director of Business Development for Oxford Health Plans. Before joining Oxford, Mr. Truwit was Executive Director of the Tennis and Baseball Foundations of Connecticut.

BOARD COMMITTEES AND MEETINGS

     During 2002, the Board of Directors held eight meetings. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee of the Board of Directors consists of Howard Barker, Jr., Paul A. Allaire and Patricia L. Francy, none of whom are employees of priceline.com or its affiliates and related companies. Ian F. Wade temporarily served on the Audit Committee until he was replaced by Ms. Francy in April 2003. The Audit Committee's responsibilities include, among other things, reviewing priceline.com's financial statements and accounting practices, overseeing the Company's relationship with the independent auditors, including, without limitation, making all decisions relating to appointing, determining funding for and overseeing the independent auditors, and reviewing the results and scope of the audit and other services provided by priceline.com's independent auditors. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix B. Mr. Barker has been Chairman of the Audit Committee since January 2003. The Audit Committee met seven times in 2002.

     The Compensation Committee of the Board of Directors consists of Messrs. N.J. Nicholas, Jr., Marshall Loeb, Ralph M. Bahna and Paul A. Allaire, none of whom are employees of priceline.com or its affiliates and related companies. Mr. Nicholas, who is Chairman of the Compensation Committee, is not standing for

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reelection at the Annual Meeting. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for priceline.com's officers and employees and administers priceline.com's employee benefit plans. The Compensation Committee met three times in 2002.

     During 2002, other than Mr. Allaire and Mr. Ip, each member of the Board of Directors attended 75% or more of the meetings held by the Board of Directors and each committee member attended 75% or more of the meetings held by the committees on which he or she served.

                                   PROPOSAL 2

                               REVERSE STOCK SPLIT

INTRODUCTION

     Our Board of Directors has unanimously adopted a resolution approving and declaring advisable a proposal to amend our amended and restated certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-6 to one-to-9. The Board of Directors has recommended that this proposal be presented to our stockholders for approval.

     You are now being asked to vote upon an amendment to our amended and restated certificate of incorporation to effect this reverse stock split whereby a number of outstanding shares of our common stock between and including 6 and 9, such number consisting only of whole shares, will be combined into one share of our common stock. If our stockholders approve this proposal, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation law to elect, as it determines to be in the best interests of us and our stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including 6 and 9 that will be combined into one share of our common stock, on any date selected by our Board of Directors before next year's annual meeting of stockholders. The Board of Directors believes that stockholder approval of an amendment granting the Board of Directors this discretion, rather than approval of a specified exchange ratio, provides the Board of Directors with flexibility to consider relevant factors before making a determination and, therefore, is in the best interests of the Company and our stockholders. These relevant factors include the historical and projected performance of our common stock, prevailing market conditions and general economic trends.

     The text of the form of proposed amendment to our amended and restated certificate of incorporation is attached to this proxy statement as Appendix A. By approving this amendment, stockholders will approve an amendment to our amended and restated certificate of incorporation pursuant to which any whole number of outstanding shares between and including 6 and 9 would be combined into one share of our common stock. However, no more than one reverse stock split, within the limits set forth in this proposal, will be effectuated, and the Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to abandon or to delay the filing of the amendment and the reverse stock split, if at any time prior to the filing of the amendment it determines, in its sole discretion, that the reverse stock split would not be in the best interests of the Company and our stockholders.

REASONS FOR THE REVERSE STOCK SPLIT

     As of April 24, 2003, the Company's total market value was approximately $459 million and the Company had 224,968,699 shares of common stock issued and outstanding. On such date, the closing price for the Company's common stock on NASDAQ was $2.04. We believe that a reverse stock split may be desirable because the increased market price of our common stock expected as a result of implementing a reverse stock split will encourage investor interest and trading in our common stock.

     The Company believes that an increased stock price will encourage investor interest and improve the marketability and liquidity of our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Although the liquidity of our common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, the Board of Directors believes that the anticipated higher market price may reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

     Our common stock has been listed on the Nasdaq National Market ("Nasdaq") since March 29, 1999. The listing eligibility requirements of Nasdaq require us to comply with certain maintenance standards established by Nasdaq, including a minimum bid price of $1.00. Because our current stock price is above $1.00, we do not believe that we are at substantial risk of non-compliance with this maintenance requirement. Nevertheless, an increased stock price resulting from a reverse stock split would reduce any potential risk that our common stock could fall below this minimum bid requirement.

     We cannot predict, however, whether the proposed reverse stock split would achieve the desired results. The price per share of our common stock is also a function of the Company's financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the closing bid price of our common stock after the reverse stock split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, or that any increase can be sustained for a prolonged period of time.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

COMMON STOCK

     Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq National Market under the symbol "PCLN", although Nasdaq would add the letter "D" to the end of our trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred.

     After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split other than as a result of the payment of cash in lieu of fractional shares. Further, the number of stockholders of record will not be affected by the proposed reverse stock split except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split, as discussed below.

     The reverse stock split is likely to result in some stockholders owning "odd-lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on "round-lots" of even multiples of 100 shares.

     The reverse stock split would not change the number of authorized shares of the common stock as designated by our amended and restated certificate of incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under the Company's authorized pool of common stock would increase.

     These additional shares of common stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Although we continually examine the potential of acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of common stock.

     The additional shares of common stock that would become available for issuance if the reverse stock split is effected could also be used by the Company's management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board of Directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although the proposed reverse stock split has been prompted by business and financial considerations as discussed above, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by Company management to deter or prevent a change in control of the Company. The Board of Directors has no plans to use any of the additional shares of common stock that would become available following the approval of the reverse stock split, if any, for any such purposes.

     For illustrative purposes, the following table, which is based on 224,968,699 shares of common stock outstanding as of April 24, 2003, approximates the effect on our common stock of the various potential reverse stock splits:

                             PRIOR TO REVERSE
                                STOCK SPLIT                       AFTER REVERSE STOCK SPLIT
                             ----------------    -----------------------------------------------------------
                                                   1 FOR 6        1 FOR 7        1 FOR 8        1 FOR 9
Authorized................      1,000,000,000    1,000,000,000  1,000,000,000  1,000,000,000  1,000,000,000
Issued and Outstanding....        224,968,699       37,494,783     32,138,386     28,121,087     24,996,522
Percentage Reduction......                N/A            83.33%         85.71%         87.50%         88.89%

OPTIONS, WARRANTS AND OTHER SECURITIES

     In addition, all outstanding options, warrants and other securities entitling their holders to purchase shares of the Company's common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the exchange ratio for each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the selected exchange ratio of the reverse stock split. Also, the number of shares reserved for issuance under the existing employee stock option plans and warrant agreements would be reduced proportionally based on the selected exchange ratio of the reverse stock split.

FRACTIONAL SHARES

     No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the date immediately preceding the effective date as reported on Nasdaq by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

IMPLEMENTATION AND EXCHANGE OF STOCK CERTIFICATES

     If our stockholders approve this proposal and our Board of Directors decides to effectuate the reverse stock split, we will file an amendment to our amended and restated certificate of incorporation with the Secretary of State of Delaware. The reverse stock split will become effective at the time specified in the amendment, which we expect to be the next business day after the filing of the amendment, and which we refer to as the effective date.

     As of the effective date of the reverse stock split, each certificate representing shares of our common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the

Company after the effective date until they surrender their old stock certificates for exchange. All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.

     The Company's transfer agent, Mellon Investor Services LLC, would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into or exercisable for the Company's common stock would be notified of the effectiveness of the reverse stock split. Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their shares. No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the reverse stock split. It does not address any state, local or foreign income or other tax consequences. It applies to you only if you held pre-reverse stock split common stock shares and post-reverse stock split common stock shares as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as
(i) a dealer in securities or currencies, (ii) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (iii) a bank, (iv) a life insurance company, (v) a tax-exempt organization, (vi) a person that owns common stock shares that are a hedge or that are hedged against interest rate risks, (vii) a person that owns common stock shares as part of a straddle or conversion transaction for tax purposes, or (viii) a person whose functional currency for tax purposes is not the U.S. dollar. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

TAX CONSEQUENCES TO COMMON STOCKHOLDERS

     A United States holder, as used herein, is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This discussion applies only to United States holders.

     Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will be deemed for federal income tax purposes to have first received the fractional share interests and then to have had those fractional share interests redeemed for cash. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

     The receipt of cash instead of a fractional share of our common stock by a United States holder of our common stock will generally result in a taxable gain or loss equal to the difference between the amount of cash received and the holder's adjusted federal income tax basis in the fractional share. Gain or loss will generally constitute a capital gain or loss. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where property is held more than one year, and 18% where property is held for more than five years.

TAX CONSEQUENCES TO THE COMPANY

     We should not recognize any gain or loss as a result of the reverse stock split.

ACCOUNTING CONSEQUENCES

     The par value per share of our common stock would remain unchanged at $0.008 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to the common stock will be reduced proportionally, based on the selected exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The net income or loss per share of common stock and net book value will be increased because there will be fewer shares of the common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

NO APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendment to our amended and restated certificate of incorporation to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

VOTE AND RECOMMENDATION

     The affirmative vote of the holders of a majority of the outstanding shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to approve the reverse stock split and the amendment to our current amended and restated certificate of incorporation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     We have selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since July 1997. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

     The Company's Bylaws do not require that the stockholders ratify the selection of our independent auditors. However, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the outstanding shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's common stock as of March 31, 2003 by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of the Company's common stock; (2) each Director and nominee for Director of priceline.com; (3) all individuals serving as priceline.com's Chief Executive Officer during the fiscal year ended December 31, 2002 and each of priceline.com's other four most highly compensated executive officers (based on salary and bonus during the fiscal year ended December 31, 2002); and (4) all executive officers and Directors as a group.

                                                               SHARES BENEFICIALLY OWNED (a)
                                                           -------------------------------------
     NAME OF BENEFICIAL OWNER                                    NUMBER               PERCENT
     ---------------------------------------------         ------------------      -------------
     Richard S. Braddock (b)...........................            17,747,595              7.68%
     Jeffery H. Boyd (c)...............................             2,436,529                  *
     Paul A. Allaire (d)...............................                86,201                  *
     Ralph M. Bahna (e)................................               339,751                  *
     Howard W. Barker, Jr..............................                     0                  *
     Jeffrey E. Epstein................................                     0                  *
     Patricia L. Francy................................                     0                  *
     Edmond Tak Chuen Ip (f)...........................            76,421,101             33.96%
     Dominic Kai Ming Lai (g)..........................            38,227,773             16.99%
     Marshall Loeb (h).................................                62,251                  *
     N.J. Nicholas, Jr. (i)............................             3,246,251              1.44%
     Nancy B. Peretsman (j)............................             1,917,218                  *
     Ian F. Wade (g)...................................            38,227,773             16.99%
     Robert J. Mylod Jr. (k)...........................             1,059,279                  *
     Ronald V. Rose (l)................................             1,371,963                  *
     Mitchell L. Truwit (m)............................               751,530                  *
     Trey Urbahn (n)...................................               615,585                  *
     Cheung Kong (Holdings) Limited (f)................            76,421,101             33.96%
     Hutchison Whampoa Limited (g).....................            38,227,773             16.99%
     Prince Alwaleed Bin Talal Abdulaziz Al Saud (o)...            11,961,400              5.32%
     All directors and executive officers
          as a group (21 persons) (p)..................           107,351,252             45.15%

* Represents beneficial ownership of less than one percent.

   (a) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole voting and investment power with respect to securities, except as discussed in the footnotes below. Shares of common stock and options that are currently exercisable or exercisable within 60 days after March 31, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

   (b) Includes: (1) 120,000 shares owned by the Richard and Susan Braddock Family Foundation Inc. as to which Mr. Braddock expressly disclaims beneficial ownership; (2) 552,236 shares owned by Mr. Braddock as Trustee of The Richard S. Braddock 1999 Annuity Trust; (3) 6,000 shares owned by Mr. Braddock's immediate family member as to which Mr. Braddock expressly disclaims beneficial ownership; and (4) 6,255,350 shares that Mr. Braddock has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003.

   (c) Includes 1,659,029 shares that Mr. Boyd has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003.

   (d) Includes 67,501 shares that Mr. Allaire has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003.

   (e) Includes 61,251 shares that Mr. Bahna has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003.

   (f) Includes (1) 17,546,622 shares held by Prime Pro Group Limited and 20,627,816 shares held by Potton Resources Limited, each of which is an indirect wholly owned subsidiary of Cheung Kong (Holdings) Limited; (2) 18,890 shares that Mr. Ip, an Executive Director of Cheung Kong (Holdings) Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003; (3) 17,546,622 shares held by Forthcoming Era Limited and 20,627,815 shares held by Ultimate Pioneer Limited, each of which is an indirect wholly owned subsidiary of Hutchison Whampoa Limited; (4) 18,890 shares that Mr. Lai, an Executive Director of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003; and (5) 34,446 shares that Mr. Wade, the Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003. Cheung Kong (Holdings) Limited is a 49.97% shareholder of Hutchison Whampoa Limited. Each of Cheung Kong (Holdings) Limited, Potton Resources Limited and Prime Pro Group Limited disclaims beneficial ownership of the shares referred to in clauses (3) through (5) above. Mr. Ip disclaims beneficial ownership of the shares referred to in clauses (1), (3), (4) and (5) above, except to the extent of his pecuniary interest therein. The address of Cheung Kong (Holdings) Limited is 7th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong.

   (g) Includes (1) 17,546,622 shares held by Forthcoming Era Limited and 20,627,815 shares held by Ultimate Pioneer Limited, each of which is an indirect wholly owned subsidiary of Hutchison Whampoa Limited; (2) 18,890 shares that Mr. Lai, an Executive Director of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003; and (3) 34,446 shares that Mr. Wade, the Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003. Each of Mr. Lai and Mr. Wade disclaims beneficial ownership of the shares beneficially owned by Hutchison Whampoa Limited, Forthcoming Era Limited, Ultimate Pioneer Limited, Cheung Kong (Holdings) Limited, Prime Pro Group Limited, Potton Resources Limited, Mr. Ip and one another except to the extent of his pecuniary interest therein. The address of Hutchison Whampoa Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

   (h) Includes: (1) 1,000 shares held by an immediate family member of Mr. Loeb; (2) 31,250 shares subject to vested options which are held by Mr. Loeb's daughter, as to which Mr. Loeb disclaims beneficial ownership; and (3) 30,001 shares that Mr. Loeb has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003.

   (i) Includes: (1) 3,145,000 shares held by Gore Creek Trust, as to which Mr. Nicholas disclaims beneficial ownership; (2) 40,000 shares owned by an immediate family member of Mr. Nicholas, as to which Mr. Nicholas disclaims beneficial ownership; and (3) 61,251 shares that Mr. Nicholas has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003. Mr. Nicholas is not standing for re-election at the Annual Meeting.

   (j) Includes: (1) 926,424 shares held by Allen & Company LLC on its own behalf and on behalf of certain of its officers, directors and employees; (2) 7,811 shares held by Allen & Company LLC for the benefit of certain members of Ms. Peretsman's family; (3) 600,000 shares held by the NP 2003 Family Trust; and (4) 61,251 shares that Ms. Peretsman has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003. Excludes 33,333 shares held by a foundation for which Ms. Peretsman serves as a trustee. Ms. Peretsman, who is a Managing Director and Executive Vice President of Allen & Company LLC, disclaims beneficial ownership of the shares referred to in clause (1) above, except to the extent of her pecuniary interest therein. Allen & Company LLC disclaims beneficial ownership of the shares and options referred to in clauses (2), (3) and (4) above.

   (k) Includes 559,029 shares that Mr. Mylod has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003.

   (l) Includes 1,284,863 shares that Mr. Rose has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003.

   (m) Includes 751,530 shares that Mr. Truwit has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003.

   (n) Includes 614,585 shares that Mr. Urbahn has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2003. Mr. Urbahn left the Company in the first quarter of 2003.

   (o) According to Form 13G, dated September 28, 2001, filed with the Securities and Exchange Commission by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud. The address of His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud is Kingdom Holding Company, P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia.

   (p) Includes shares beneficially owned by all Directors and executive officers of priceline.com, including the named executive officers, as a group. Because Mr. Urbahn was not employed by priceline.com as of March 31, 2003, his beneficial ownership was excluded from the calculation.

     The address of all Directors, officers and other individual stockholders (except as otherwise set forth herein) is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of priceline.com common stock and other equity securities of the Company. Officers, Directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, our officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements.

                       DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors who are also employees of priceline.com receive no compensation for serving on the Board of Directors. In April 2003, the Company worked with an outside compensation consultant and reviewed, among other things, the compensation paid to the Company's non-employee Directors and to non-employee directors of comparably situated companies. Based on that review, the Company changed the compensation paid to its non-employee Directors. Non-employee Directors receive an annual retainer of $25,000 and an annual grant of 20,000 stock options that vest over three years. In addition, the chairman of the Company's audit committee receives a retainer of $7,500 a year and the chairman of the Company's compensation committee receives a retainer of $3,500 a year. The Company reimburses non-employee Directors for all travel and other expenses incurred in connection with attending Board of Directors and committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows compensation earned during fiscal 2000, 2001 and 2002 by each of the individuals who served as our Chief Executive Officer during fiscal 2002 and the next four most highly-compensated executive officers serving at the end of fiscal 2002. These people are referred to as the "named executive officers." Unless otherwise indicated, titles shown in the table are titles held as of December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                           ANNUAL COMPENSATION             COMPENSATION
                                       --------------------------   --------------------------
                                                                                   NUMBER OF
                                                                     RESTRICTED    SECURITIES         ALL OTHER
                                                                       STOCK       UNDERLYING        COMPENSATION
  NAME AND PRINCIPAL POSITION          YEAR   SALARY($)  BONUS($)   AWARDS($)(a)   OPTIONS (#)           ($)
  ---------------------------          -----  ---------  --------   ------------   -----------       ------------
  Jeffery H. Boyd, President            2002    300,000        --             --       500,000                 --
    and Chief Executive                 2001    304,167        --             --     1,725,000                 --
    Officer......................       2000    260,192        --      3,412,500       800,000(b)       2,131,200(c)

  Richard S. Braddock, (d)              2002         --        --             --            --                 --
    Chairman.....................       2001         --        --             --       750,000(e)              --
                                        2000    262,500        --      1,148,400            --            293,582(f)

  Robert J. Mylod Jr., (g)              2002    300,000        --             --            --                 --
    Chief Financial Officer......       2001    300,000        --             --       125,000                 --
                                        2000    191,667        --      1,706,250       550,000                 --

  Ronald V. Rose, Chief                 2002    300,000        --             --            --                 --
    Information Officer..........       2001    300,000        --             --       125,000                 --
                                        2000    247,564        --        765,600     1,250,000                 --

  Mitchell L. Truwit,                   2002    270,833        --             --       500,000                 --
    Chief Operating Officer......       2001    250,000        --             --       250,000                 --
                                        2000    230,208   250,000        487,500       690,000                 --

  Trey Urbahn, (h)                      2002    250,000        --             --       200,000(i)              --
    Chairman Travel                     2001    250,000        --             --       250,000                 --
    Services Group...............       2000    240,000   250,000        487,500       760,000                 --

   (a) Represents the dollar value of an award of restricted common stock, whether the award is vested or unvested, calculated by multiplying the closing market price of the Company's unrestricted common stock on the date of grant by the number of shares awarded. No dividends were paid on shares of restricted common stock and all shares of restricted stock reflected below vested in November 2001 in connection with the anticipated achievement of earnings performance targets established at the time of grant. As of December 31, 2002, there were no outstanding shares of restricted common stock.

   (b) The options granted to Mr. Boyd in 2000 were returned to the Company in the fourth quarter 2000.

   (c)   Represents the forgiveness of principal and interest on a loan to Mr.
         Boyd.

   (d) Mr. Braddock, the Chairman of the Board of Directors, was Chief Executive Officer or Co-Chief Executive Officer until November 2002.

   (e) Represents options granted to Mr. Braddock in connection with his promotion to Chief Executive Officer in May 2001. The exercise price of the options was approximately 30% above the fair market value of priceline.com's common stock on the date of grant to Mr. Braddock.

   (f) Represents forgiveness of interest on a $3.3 million loan that was repaid to the Company by Mr. Braddock in 2000.

   (g) Excludes any amounts paid to Mr. Mylod in his capacity as acting Chief Financial Officer of WebHouse Club during 2000.

   (h)   Mr. Urbahn stepped down as Chairman Travel Services Group in January
         2003.

   (i) The options issued to Mr. Urbahn in 2002 were returned to the Company at the time of Mr. Urbahn's departure from the Company. Of the 250,000 options issued to Mr. Urbahn in 2001, 69,445 of the options, which have a strike price of $5.02, and 45,140 of the options, which have a strike price of $4.26, are vested and exercisable through July 31, 2004. The remaining 135,415 options were returned to the Company at the time of Mr. Urbahn's departure from the Company. Of the 760,000 options issued to Mr. Urbahn in 2000, 500,000 of the options, which have a strike price of $2.44, are vested and exercisable through July 31, 2004. The remaining 160,000 options were returned to the Company at the time of Mr. Urbahn's departure from the Company.

     The following table sets forth information concerning the grant of stock options during the fiscal year ended December 31, 2002 to the named executive officers.

                         OPTION GRANTS LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                           --------------------------------------------------------------------------------------
                                                                                                   POTENTIAL
                                                                                              REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL
                                                                                                 RATES OF STOCK
                                                                                               PRICE APPRECIATION
                                                                                              FOR OPTION TERM (a)
                                                                                              -------------------
                           NUMBER OF
                           SECURITIES           % OF TOTAL
                           UNDERLYING          OPTIONS GRANTED    EXERCISE
                            OPTIONS            TO EMPLOYEES IN     OR BASE        EXPIRATION
NAMES                      GRANTED(#)           FISCAL YEAR(b)   PRICE ($/SH)        DATE       5%         10%
                           ----------          ---------------   ------------     ----------  -------    -------
Jeffery H. Boyd.......        500,000(c)              25.7%           2.42        08/21/12    60,500     121,000

Richard S. Braddock...              -                  0.0%              -               -         -           -

Robert J. Mylod Jr....              -                  0.0%              -               -         -           -

Ronald V. Rose........              -                  0.0%              -               -         -           -

Mitchell L. Truwit....        500,000(d)              25.7%           2.42        08/21/12    60,500     121,000

Trey Urbahn...........        200,000(e)              10.3%           2.42        08/21/12    24,200      48,400

   (a) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

   (b) The Compensation Committee of the Board of Directors approved a broad based grant of stock options in December 2002 which was made to employees in early January 2003. Most of the Company's executive officers and key employees participated in the January 2003 grant; however, Messrs. Boyd, Mylod, Truwit and Urbahn did not participate in the January 2003 broad based grant. If the broad based grant approved in December 2002 had been made to employees during 2002, the 2002 grants to Messrs. Boyd, Truwit and Urbahn would have represented 11.4%, 11.4% and 4.6%, respectively, of the total options granted to the Company's employees in 2002.

   (c) On August 22, 2002, in connection with his promotion to Co-Chief Executive Officer, Mr. Boyd was granted options to purchase 500,000 shares of common stock. One-third of the shares underlying the options vest and are exercisable one year after the date of grant and the remaining shares underlying the options vest and are exercisable pro rata each month thereafter through August 8, 2005. The options expire August 21, 2012.

   (d) On August 22, 2002, in connection with his promotion to Chief Operating Officer, Mr. Truwit was granted options to purchase 500,000 shares of common stock. One-third of the shares underlying the options vest and are exercisable one year after the date of grant and the remaining shares underlying the options vest and are exercisable pro rata each month thereafter through August 8, 2005. The options expire August 21, 2012.

   (e) On August 22, 2002, Mr. Urbahn was granted options to purchase 200,000 shares of common stock. Mr. Urbahn stepped down as Chairman Travel Services Group in January 2003 and all 200,000 options were returned to the Company at the time of Mr. Urbahn's departure.

     The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2002, and the fiscal year-end value of stock options, held by the named executive officers.

                     AGGREGATED OPTION EXERCISES IN 2002 AND
                          FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SHARES          VALUE OF
                                                                   UNDERLYING           UNEXERCISED
                                                                   UNEXERCISED          IN-THE-MONEY
                                                                   OPTIONS AT            OPTIONS AT
                                                                  12/31/02 (#)         12/31/02 ($)(a)
                                                               -----------------       ---------------
                                  SHARES
                                 ACQUIRED        VALUE
                                ON EXERCISE     REALIZED          EXERCISABLE/          EXERCISABLE/
     Names                          (#)          ($)(b)           UNEXERCISABLE         UNEXERCISABLE
     --------------             -----------     --------       -----------------       -------------
     Jeffery H. Boyd.......               -            -       1,641,667/583,333                 0/0
     Richard S. Braddock...               -            -       6,255,350/500,000         4,804,280/0
     Robert J. Mylod Jr....               -            -          541,667/83,333                 0/0
     Ronald V. Rose........         175,000      575,290       1,163,058/199,442            43,000/0
     Mitchell L. Truwit....          75,000      186,858         676,531/685,969                 0/0
     Trey Urbahn...........               -            -         821,530/388,470                 0/0

   (a)   Assumes a fiscal year-end market price of $1.60 per share.

   (b)   Value before income taxes payable as a result of exercise.

OTHER

     The Company has been served with a complaint that purports to be a shareholder derivative action against its Board of Directors and certain of its current and former executive officers, as well as the Company (as a nominal defendant). The complaint alleges breach of fiduciary duty and waste of corporate assets. The action is captioned Mark Zimmerman v. Richard Braddock, J. Walker, D. Schulman, P. Allaire, R. Bahna, P. Blackney, W. Ford, M. Loeb, N. Nicholas, N. Peretsman, and priceline.com Incorporated 18473-NC (Court of Chancery of Delaware, County of New Castle, State of Delaware). On February 6, 2001, all defendants moved to dismiss the complaint for failure to make a demand upon the Board of Directors and failure to state a cause of action upon which relief can be granted. Pursuant to a stipulation by the parties, an amended complaint was filed on June 21, 2001. Defendants renewed their motion to dismiss on August 20, 2001, and plaintiff served his opposition to that motion on October 26, 2001. Defendants filed their reply brief on January 7, 2002. On December 20, 2002, the Court granted Defendants' motion without prejudice. Plaintiffs filed an amended complaint on April 24, 2003. The Company intends to defend vigorously against this action.

      EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS

     The Company has employment agreements with each of the following named executive officers: Jeffery H. Boyd, the Company's President and Chief Executive Officer and a member of the Company's Board of Directors, Robert J. Mylod Jr., the Company's Chief Financial Officer, Ronald V. Rose, the Company's Chief Information Officer, and Mitchell L. Truwit, the Company's Chief Operating Officer. The agreements, which provide for a minimum salary of $300,000 per year for each such executive officer, are year-to-year contracts, with the exception of Mr. Truwit's, which expires in August 2004 and then converts to a year-to-year contract.

     Each of the agreements provides (a) for the accelerated vesting of certain stock options and (b) an eighteen (18) month period to exercise such stock options, in the event of a termination without "CAUSE," "TERMINATION FOR GOOD REASON," "TERMINATION FOR DEATH OR DISABILITY" or a "CHANGE OF CONTROL" of priceline.com, each as defined in the agreement. The following options are covered by the foregoing provisions: 1,600,000 fully vested options issued to Mr. Boyd in May 2001 with an exercise price of $5.11; 500,000 fully vested options issued to Mr. Mylod in November 2000 with an exercise price of $2.43; 625,000 fully vested options issued to Mr. Rose in December 2000 with an exercise price of $1.53; and 500,000 unvested options issued to Mr. Truwit in August 2002 with an exercise price of $2.42. In the event of a termination without "CAUSE" or a

"TERMINATION FOR GOOD REASON," these executive officers will be entitled to receive, among other things, two times his base salary and target bonus, if any, over a twelve month period following his termination. Subject to certain limitations, if severance remuneration payable under the agreements is held to constitute an "excess parachute payment" and the executive officer becomes liable for any tax penalties on that payment, priceline.com will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The agreements contain non-solicitation and non-disparagement provisions in the event of such executive officer's termination of employment.

     The term "CAUSE", as used in the employment agreements, includes, among other things, (i) willful misconduct by such executive with regard to the Company which has a material adverse effect on the Company; (ii) the willful refusal of such executive to attempt to follow the proper written direction of the Board of Directors or a more senior officer of the Company, provided that the foregoing refusal shall not be "cause" if such executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board of Directors or the more senior officer (whichever is applicable); (iii) substantial and continuing willful refusal by such executive to attempt to perform the duties required of him (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to such executive by the Board of Directors or a more senior officer of the Company which specifically identifies the manner in which it is believed that such executive has substantially and continually refused to attempt to perform his duties; or (iv) such executive being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability). A notice by the Company of a non-renewal of the employment agreement will be considered an involuntary termination of such executive without "cause". A notification of a termination for "cause" from the Company to such executive must include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board of Directors at a meeting of the Board which was called for the purpose of considering such termination and which such executive and his representative had the right to attend and address the Board of Directors, finding that, in the good faith of the Board of Directors, such executive engaged in conduct set forth in the definition of "cause" above and specifying the particulars thereof in reasonable detail.

     The term "GOOD REASON", as used in the employment agreements, includes, among other things, (i) any material diminution of such executive's positions, duties or responsibilities (except in each case in connection with the termination of such executive's employment for "cause" or disability or as a result of such executive's death, or temporarily as a result of such executive's illness or other absence), or, the assignment to such executive of duties or responsibilities that are inconsistent with such executive's then position; (ii) removal of, or the non-reelection of, such executive from the officer position with the Company specified in the employment agreement without election to a higher position or removal of such executive from any of his then officer position; (iii) a relocation of the Company's executive office in Connecticut to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from such executive's residence at the time of relocation; (iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which such executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing such executive with substantially similar benefits are not substituted ("Substitute Plans"), or (B) to continue such executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as such executive participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provision of the employment agreement; or (vi) failure of any successor to the Company to assume in a writing delivered to such executive upon the assignee becoming such, the obligations of the Company hereunder. In addition, under the terms of Mr. Boyd's employment agreement, a voluntary resignation by Mr. Boyd would be considered a termination for good reason for purposes of his employment agreement.

     The Company's 1999 Omnibus Plan, as amended (the "1999 Omnibus Plan"), provides that in the event of a change in control of the Company (as defined in the 1999 Omnibus Plan) all options granted prior to April 25, 2000 which were not previously exercisable and vested shall become fully exercisable and vested, and any restrictions relating to such options shall lapse. In general, with the exception of options granted between April and November 2000 and options granted in 2003, options become fully exercisable and vested six months after the date of a change in control, so long as the holder of such options is employed by the Company on the date of the change in control and on the date that is six months from the change in control. The purchaser or purchasers of the Company's assets or stock may elect to deliver to the holders of options granted under the 1999 Omnibus

Plan the same kind of consideration that is delivered to the stockholders of the Company as a result of such sale, conveyance or change in control, or the Board of Directors of the Company may cancel all outstanding options in exchange for consideration equal to the higher of the fair market value of the securities the holder of such options would have received had such options been exercised prior to such sale, conveyance or change in control (less the exercise price therefor), and the fair market value of the securities the holder of such options would have received had such options been exercised immediately following such sale, conveyance or change in control (less the exercise price therefor).

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Compensation Committee is comprised of four non-employee directors: Messrs. Allaire, Bahna, Loeb and Nicholas, Jr. Mr. Nicholas is not standing for re-election at the Annual Meeting. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or the compensation committee of any other company, nor has such interlocking relationship existed in the past.

   REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                  COMPENSATION

     We constitute the Compensation Committee of the Board of Directors of priceline.com Incorporated. None of us has been an officer or employee of priceline.com. We are responsible for establishing the compensation for the executive officers, including the Chief Executive Officer, of priceline.com.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The goals of priceline.com's compensation program are to align compensation with the Company's and each executive's business objectives and performance and to enable priceline.com to attract, retain and reward executive officers and other key employees who contribute to priceline.com's long-term success and to motivate them to enhance long-term stockholder value. Priceline.com's compensation emphasizes equity based incentive compensation through stock options or, in certain instances, restricted stock, rather than high levels of fixed or variable cash compensation.

     We worked with priceline.com's senior executive officers and outside compensation consultants to develop a compensation program designed to achieve these goals and we approved a compensation program that consists of a mix of salary and equity incentives, including stock options.

COMPENSATION COMPONENTS

     BASE SALARY. We meet at least annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, we consider the following factors: base salaries for comparable positions of a broad peer group, including companies similar in size and business, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the individual whose salary is being reviewed.

     BONUSES. During 2002, due to general economic conditions and the challenges facing the Company and the travel industry since September 11, 2001, no cash bonuses were paid to any executive officers of the Company.

     STOCK OPTIONS. Priceline.com's stock option plans are designed to provide its employees and directors with an incentive that aligns their interests with those of priceline.com's stockholders in achieving the Company's long-term goals. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in job responsibilities, scope or title. Stock options under the option plans generally vest over a three-year period and expire ten years from the date of grant. The exercise price of options granted under the plans is the fair market value of the Company's common stock on the date of grant. The Compensation Committee approved a broad based grant of stock options in December 2002 which was made to employees in early January 2003. Most of the Company's executive officers and key employees participated in the January 2003 grant; however, the Company's Chief Financial Officer elected not to receive a grant and other executive officers, including the Company's Chief Executive Officer and Chief Operating Officer, who received option grants in August 2002 in connection with promotions they received at that time, did not participate in the January 2003 broad based grant.

     The number of stock options granted to each participant under the option plans is generally determined by guidelines reviewed by the Committee. These guidelines combine several factors, including the performance and salary level of each participant as well as the market price of the stock at the time of grant.

     RESTRICTED STOCK. The Company did not make any grants of restricted stock during 2002.

2002 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     In July 2002, Jeffery H. Boyd was named President and Co-Chief Executive Officer of the Company and in November 2002 he was named President and Chief Executive Officer. From July 2002 until November 2002, Mr. Boyd shared Chief Executive Officer responsibilities with Richard S. Braddock, Chairman of the Company's Board of Directors. For 2002, we paid Mr. Boyd $300,000 in salary, which is the annual salary rate that has been in effect for him since January 2001. In connection with Mr. Boyd's promotion to Co-Chief Executive Officer in July 2002, after consulting with our outside compensation consultant, we granted Mr. Boyd options to purchase 500,000 shares of priceline.com common stock. The options vest over a three-year period and the exercise price of the options was the fair market value of priceline.com's common stock at the time of grant. Mr. Boyd received no other compensation in connection with his promotion to Co-Chief Executive Officer and no additional compensation in connection with his promotion to Chief Executive Officer in November 2002.

     As discussed above, we believe that stock options, when used judiciously, are an effective incentive and retention tool and contribute to long-term stockholder value by linking executive pay to the performance of the Company's stock price. The Committee made the stock option award to Mr. Boyd in recognition of Mr. Boyd's promotion to Co-Chief Executive Officer. We believe that Mr. Boyd's compensation package is appropriate in light of his role in leading the Company through a very difficult post-September 11, 2001 travel environment and his leadership in developing a strategy for the Company to enhance long-term stockholder value by, among other things, building and growing the Company's hotel business and introducing new products, including vacation packages and retail travel products in an effort to diversify the Company's revenue streams and broaden the Company's overall customer appeal.

     Mr. Braddock, who served as Co-Chief Executive Officer until November 2002, did not receive a salary and received no stock option or restricted stock grants during 2002.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code of 1986 limits deductions for federal income tax purposes to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." We do not expect this limitation to affect the Company in 2003. The Company reserves the right to utilize compensation plans which will not qualify as "performance-based compensation" and for which deductibility will be so limited.


                                                   Compensation Committee

                                                   N.J. Nicholas, Jr. (Chairman)
                                                   Paul A. Allaire
                                                   Ralph M. Bahna
                                                   Marshall Loeb

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph shows the total stockholder return through December 31, 2002 of an investment of $100 in cash on March 30, 1999 (one day following priceline.com's initial public offering) for priceline.com common stock and an investment of $100 in cash on March 30, 1999 for (i) the NASDAQ National Market Index and (ii) the Media General Internet Software and Services Index. The Media General Internet Software and Services Index is an index of 212 stocks representing the Internet industry, including Internet software and services companies and e-commerce companies. Historic stock performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

[CHART]

                             CUMULATIVE TOTAL RETURN
                           PRICELINE.COM INCORPORATED
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

                     ASSUMES $100 INVESTED ON MAR, 30, 1999
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2002

                                                 Media General
           Measurement       priceline.com   Internet Software and
              Point          Incorporated        Services Index        NASDAQ
           -----------       -------------   ---------------------     ------
            03/30/99           100.00              100.00              100.00
            03/31/99           120.11              100.00              100.00
            06/30/99           167.48              100.70              108.81
            09/30/99            93.48               97.45              110.58
            12/31/99            68.66              177.25              163.32
            03/31/00           115.94              173.33              185.83
            06/30/00            55.05              108.70              159.83
            09/30/00            17.21               97.56              147.49
            12/31/00             1.90               42.07               99.12
            03/31/01             3.67               25.80               74.73
            06/30/01            13.12               33.10               87.58
            09/30/01             5.49               17.44               60.82
            12/31/01             8.43               26.16               79.27
            03/31/02             7.58               22.52               75.14
            06/30/02             4.04               17.09               60.26
            09/30/02             2.12               13.41               48.34
            12/31/02             2.32               17.21               55.20

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company was founded as a limited liability company in July 1997 and converted to a corporation in July 1998. In connection with this conversion, all equity units issued by the Company's predecessor were converted into an equal number of shares of common stock. The following discussion does not distinguish between the Company and its predecessor and the common stock and the equity units of the Company's predecessor. The information set forth below also reflects a 1.25-for-one stock split of the common stock on March 26, 1999.

INTERNATIONAL LICENSEES

     ASIA. Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, which is a 49.97% shareholder of Hutchison Whampoa Limited, owned approximately 34% of the Company's outstanding common stock as of December 31, 2002 and have the right to appoint three representatives to the Board of Directors. Ian F. Wade and Dominic Kai Ming Lai are Hutchison Whampoa Limited's representatives on the Board of Directors and Edmond Tak Chuen Ip is Cheung Kong (Holdings) Limited's representative on the Board of Directors.

     In June 2000, the Company entered into definitive agreements with subsidiaries of Hutchison Whampoa Limited to introduce the Company's services to several Asian markets. Under the terms of the agreements, the Company licenses its business model and provides its expertise in technology, marketing and operations to Hutchison-Priceline Limited. Hutchison-Priceline Limited pays the Company an annual licensing fee to use the Company's intellectual property and reimburses the Company for the cost of services provided. While the Company currently has no equity in Hutchison-Priceline Limited and does not control its board of directors, the Company has invested in a note convertible into approximately 35% (on a fully diluted basis) of the equity of Hutchison-Priceline Limited. During 2002, the Company performed a periodic evaluation of the progress of the operations of Hutchison-Priceline Limited and recorded an impairment charge of $12.2 million to reduce the carrying value of its investment in Hutchison-Priceline Limited to its estimated fair value of zero. During the period ended December 31, 2002, the Company charged Hutchison-Priceline Limited $375,000 in licensing fees and approximately $199,000 in reimbursable expenses, in accordance with the Company's agreements with Hutchison-Priceline Limited. Jeffery H. Boyd, the Company's President and Chief Executive Officer, and Robert J. Mylod, the Company's Chief Financial Officer, are priceline.com's representatives on the board of directors of Hutchison-Priceline Limited.

     EUROPE. Priceline.com europe Ltd. (together with priceline.com Europe Holdings, N.V., "Priceline.com Europe") is a majority owned subsidiary of priceline.com that was established to provide travel services to several European markets. Priceline.com Europe offers NAME YOUR OWN PRICE(R) hotels, and, through third-party partners, airfare, vacation packages and car hire at disclosed prices. During 2002, the Company invested $10.0 million in Priceline.com Europe, which increased the Company's equity interest in Priceline.com Europe to approximately 74.6% of the issued and outstanding shares. The Company recognized Priceline.com Europe's entire loss for the twelve months ended December 31, 2002 in its consolidated financial statements. During 2002, the Company performed impairment tests and determined that the carrying amount of goodwill associated with its investment in Priceline.com Europe exceeded its implied fair value by approximately $12 million and accordingly recorded an impairment charge of $12 million. The fair value was determined by third party valuations using generally accepted valuation techniques including the market value of comparable companies (including revenue multiple methodology) and discounted cash flow methods

     Certain investment entities affiliated with General Atlantic Partners, LLC collectively own approximately 22.0% of the issued and outstanding shares of Priceline.com Europe. William Ford, a principal of General Atlantic Partners, LLC, was a member of our Board of Directors and chairman of our audit committee until he resigned from our board of directors on January 23, 2003. Certain investors in Priceline.com Europe, including certain affiliates of General Atlantic Partners, LLC, have the right to put their shares of Priceline.com Europe to the Company, at fair market value, in the event of a change in control, as defined, of the Company. These investors own 45,539,999 shares of Priceline.com Europe.

     The management board of Priceline.com Europe consists of the following six individuals: Richard S. Braddock, Chairman of the Company, Jeffery H. Boyd, President, Chief Executive Officer and Director of the Company, Glenn D. Fogel, Senior Vice President--International of the Company, Florian P. Wendelstadt, managing member of General Atlantic Partners, LLC and Timothy G. Brier, a former executive officer of the Company.

Pricelinemortgage.com

     The Company offers home financing services through pricelinemortgage.com, a broker and/or lender of residential mortgage loans that utilizes the Company's NAME YOUR OWN PRICE(R) business model. The Company owns a 49% equity interest in pricelinemortgage.com and holds two seats on its board of directors. Pricelinemortgage.com is controlled by First Alliance Bank, a federally chartered savings association supervised by the Office of Thrift Supervision and a wholly owned subsidiary of Alliance Partners, L.P. Alliance Partners provides management services to pricelinemortgage.com, including the procurement of personnel and office space and assistance in obtaining regulatory approvals. At December 31, 2002, the investment in pricelinemortgage.com consisted of the Company's original investment of $4.6 million and the Company's cumulative share of pricelinemortgage.com's earnings of approximately $2.7 million, offset by an impairment charge of approximately $1 million to reflect the write-down of the carrying value to the investment's estimated fair value. The Company earned advertising fees from pricelinemortgage.com of $1.7 million in 2002. Robert J. Mylod Jr., the Company's Chief Financial Officer, is a director of, and an investor in, Alliance Capital Partners Inc., the parent company of Alliance Partners, L.P. In 1997, Mr. Mylod invested $50,000 in Alliance Capital Partners Inc. and his investment represents less than 1/10th of one percent of Alliance Capital Partner Inc.'s outstanding common stock.

ALLEN & COMPANY LLC

     On July 31, 2002, the Company announced that its Board of Directors authorized the repurchase of up to $40 million of the Company's common stock from time to time in the open market or in privately negotiated transactions. As of December 31, 2002, the Company had repurchased 5,387,717 shares of its common stock as part of its stock repurchase program. In connection with the repurchase, Allen & Company LLC acted as the Company's broker and received $161,631 in commissions. In addition, from time to time, Allen & Company LLC has advised the Company on certain financial and strategic issues. Nancy B. Peretsman is a Managing Director and Executive Vice President of Allen & Company LLC.

WORLDSPAN

     Paul J. Blackney, who stepped down as a director of the Company in May 2002, is the President and Chief Executive Officer of Worldspan, L.P., a global travel distribution system ("GDS"), which was, and continues to be, the Company's only GDS for booking travel reservations for its customers. The Company has an agreement with Worldspan that provides for certain penalties and other financial disincentives in the event that the Company fails to meet the minimum volume of bookings under the agreement. The agreement also provides for certain discounts and incentives to be provided by Worldspan to the Company.

OTHER TRANSACTIONS

     The Company has granted registration rights to certain stockholders and warrant holders, including Mr. Braddock, the Company's Chairman, Mr. Walker, priceline.com's founder, and certain affiliates of Mr. Walker including Walker Digital and The Jay S. Walker Irrevocable Credit Trust, investment entities affiliated with General Atlantic Partners, LLC, Vulcan Ventures Incorporated, Delta Air Lines, Inc., Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited. Up to all of the shares held by said stockholders, exclusive of options granted to them under the 1999 Omnibus Plan and the 1997 Omnibus Plan or acquired in the public market, are entitled to registration rights. See "Security Ownership Of Certain Beneficial Owners and Management." Additional shares acquired by these individuals or entities while an affiliate of the Company may also be entitled to registration rights under the registration rights agreements. In addition, the holders of the securities registrable pursuant to the agreements may be entitled under the agreements, subject to certain limitations, to require the Company to include their registrable securities in future registration statements the Company files. Registration of shares of common stock pursuant to the rights granted in these agreements will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933. All registration expenses incurred in connection with the above registrations will be borne by the Company.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the federal securities laws.

     As permitted by Delaware law, the Company's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its Directors for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the Director derived an improper personal benefit.

     As permitted by Delaware law, the Company's amended and restated certificate of incorporation, provides that (1) the Company is required to indemnify its Directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) the Company is permitted to indemnify its other employees to the extent that it indemnifies its officers and Directors, unless otherwise required by law, its amended and restated certificate of incorporation, its by-laws or agreements; (3) the right to indemnification includes the right to be paid expenses incurred in connection with a legal proceeding in advance of its final disposition; and (4) the rights conferred in the amended and restated certificate of incorporation are not exclusive.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Priceline.com's Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix B. The Audit Committee is composed of three directors, each of whom satisfies the applicable independence requirements of the NASDAQ Stock Market. Priceline.com's management is responsible for its internal accounting controls and the financial reporting process. Priceline.com's independent accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of priceline.com's financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes in accordance with its charter.

REVIEW AND DISCUSSIONS WITH MANAGEMENT

     The Audit Committee has reviewed and discussed priceline.com's audited financial statements for the three years ended December 31, 2002 with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

     The Audit Committee has discussed with Deloitte & Touche LLP, priceline.com's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of priceline.com's financial statements.

     The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (which relates to the accountants' independence from priceline.com and its related entities) and has discussed with Deloitte & Touche LLP its independence from priceline.com. In addition, the Audit Committee has considered whether the independent accountants' provision of non-audit services is compatible with maintaining the independent accountants' independence.

CONCLUSION

     Based on the review and discussions referred to above, and the Audit Committee's review of the representations of management and the report of the independent accountants, the Audit Committee recommended to priceline.com's Board of Directors that priceline.com's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                                            SUBMITTED BY THE AUDIT COMMITTEE
                                            OF THE BOARD OF DIRECTORS

                                                Howard W. Barker, Jr., Chairman
                                                Paul Allaire
                                                Ian F. Wade*

* On April 22, 2003, Mr. Wade stepped down from the Audit Committee and was replaced by Ms. Patricia L. Francy. The Report of the Audit Committee was approved before April 22, 2003.

                              AUDITOR INDEPENDENCE

     Deloitte & Touche LLP are the Company's independent auditors. The audit committee of the Company's board of directors has considered whether the provision of non-audit services is compatible with maintaining Deloitte's independence.

AUDIT FEES

     The aggregate fees for professional services rendered by Deloitte & Touche LLP for the audit of the annual financial statements of the Company for the year ended December 31, 2002 and the timely review of the interim financial statements included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2002 were $408,960.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees for financial information systems design and implementation services rendered by Deloitte & Touche LLP for the year ended December 31, 2002 were $0.

ALL OTHER FEES

     The aggregate fees for other services rendered by Deloitte & Touche LLP for the year ended December 31, 2002 were approximately $744,003 and can be sub-categorized as follows:

     AUDIT RELATED FEES. The aggregate fees for audit related services rendered by Deloitte & Touche LLP for matters such as review of SEC filings, audits of employee benefit plans, and consultation on accounting standards or transactions were approximately
     $137,420.

     OTHER FEES. The aggregate fees for all other services, such as consultation related to tax compliance, licensee transactions and state and local tax regulatory matters rendered by Deloitte & Touche LLP in the fiscal year ended 2002 were approximately $606,583.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           PRICELINE.COM INCORPORATED

     Priceline.com Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

     FIRST: The name of the Corporation is priceline.com Incorporated.

     SECOND: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware which, among other actions authorized and adopted, set forth the proposed amendment to Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, declared such amendment to be advisable and called for the approval by the stockholders of the Corporation upon consideration thereof.

     THIRD: Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended by adding at the end thereof the following paragraph:

          "As of [INSERT DATE SPECIFIED BY THE BOARD OF DIRECTORS OF THE CORPORATION] (the "EFFECTIVE DATE"), each [ * ] shares of common stock, par value $0.008 per share, issued and outstanding immediately prior to the Effective Date (the "OLD COMMON STOCK"), will be automatically reclassified as and combined into one share of common stock, par value $0.008 per share. Any stock certificate that, immediately prior to the Effective Date, represented shares of the Old Common Stock will, from and after the Effective Date, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of common stock, par value $0.008 per share, as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by [ * ]. No fractional shares shall be issued, and in lieu thereof, stockholders who would otherwise be entitled to receive fractional shares will be entitled, upon surrender to Mellon Investor Services, LLC, the exchange agent, of such certificates representing such fractional shares, to receive cash in an amount equal to the product obtained by multiplying the closing price of the Old Common Stock as reported on The Nasdaq National Market on the last trading day prior to the Effective Date by the number of shares of Old Common Stock held by such stockholder that would otherwise have been exchanged for fractional shares."

     FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 12:01A.M. (Eastern Time) on the Effective Date in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been signed by ___________, its authorized officer on this __ day of________.

priceline.com Incorporated


----------------------
Name:
Title:

--------

* By approving this amendment, stockholders will approve the combination of any whole number of shares of Old Common Stock between and including six (6) and nine (9) into one (1) share of common stock, par value $0.008 per share. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors of the Corporation to be in the best interests of the Corporation and its stockholders.

                                                                      APPENDIX B

                           PRICELINE.COM INCORPORATED
                             AUDIT COMMITTEE CHARTER

INTRODUCTION AND PURPOSE

     The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. In general, its activities include:

     - Overseeing the Company's relationship with the independent auditors, including discussing with the auditors the overall scope, plans and fees of the annual audit, receiving and reviewing audit reports, and providing the auditors full access to the Committee to report on any and all appropriate matters.

     - Discussing with a representative of management and the independent auditors: (1) the financial information contained in the Company's Annual Report on Form 10-K prior to its filing, (2) the Company's year-end earnings announcement, and (3) the results of the audit of such information by the independent auditors. These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.

     - Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, (2) the Company's Quarterly earnings announcements, and (3) the results of the review of such information by the independent auditors. These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.

     - Reviewing internally or third-party prepared reports on internal controls, including any internal audit activities and discussing with management and the independent auditors the results of such reports.

     - Discussing with management and the independent auditors the quality and adequacy of, and compliance, with the Company's internal controls.

     - Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

     The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurances as to the financial statements and other financial information provided by the Company to its stockholders and others.

     The independent auditors shall submit to the Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services, not included in clause (i) that are reasonably related to the performance of the audit or review of the Company's financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.

RESPONSIBILITIES

     Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

     - Making all decisions relating to appointing, determining funding for and overseeing the independent auditors to be retained (or nominated for stockholder approval) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee shall have sole authority to engage in these activities, including the resolution of disagreements between management and the independent auditors. The independent auditors are ultimately accountable to the Board and the Committee as representatives of the stockholders.

     - Discussing with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner, and considering whether there should be a regular rotation of the audit firm itself.

     - Evaluating the performance of the independent auditors and, where appropriate, replacing such auditors.

     - Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take or recommend that the Board take appropriate actions to oversee and satisfy itself as to the auditors' independence.

     - Reviewing the annual audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 as may be modified or supplemented and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

     - Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

     - Pre-approving all audit and non-audit services to be provided by the independent auditor, and considering whether the auditor's provision of non-audit services to the Company is compatible with maintaining the independence of the independent auditor. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.

     - Obtaining from the independent auditors in connection with any audit, prior to the filing of the Company's audit report with the SEC, a report relating to the Company's annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any "management" letter or schedule of unadjusted differences.

     - Inquiring of the Company's chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

     - Establishing hiring policies for employees or former employees of the independent auditors.

     - Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

     - Reviewing and approving all related party transactions on an on-going basis.

     - Reviewing and reassessing the adequacy of this charter on an annual basis.

COMPOSITION AND ORGANIZATION

     The membership of the Committee shall consist of at least three directors, and the composition of the Committee shall comply with the rules of National Association of Securities Dealers, Inc. ("NASD") and the Sarbanes Oxley Act of 2002 (the "2002 Act") with regard to the independence and financial literacy of Committee members. Pursuant to NASD rules and the 2002 Act, the Committee will contain at least one Committee member who is an "audit committee financial expert", as defined by the Securities and Exchange Commission.

     The Committee shall maintain free and open communication with the independent auditors, any internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may also retain, and determine funding for, outside counsel, auditors or other advisors if the Committee deems it necessary or appropriate.

     One member of the Committee shall be appointed as chair by the Board. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, approving agendas and making regular reports to the Board. The chair will also maintain regular liaison with the Chief Executive Officer, Chief Financial Officer and the lead independent audit partner. At least once each year the Committee shall have separate private meetings with the independent auditor.

ADOPTED: April 22, 2003